Exhibit 99.1

PRO FORMA VALUATION REPORT

ROME BANCORP, INC.

PROPOSED HOLDING COMPANY FOR

ROME SAVINGS BANK

Rome, New York

Dated as Of:

December 3, 2004

RP Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

December 3, 2004

Board of Directors

Rome, MHC

Rome Bancorp, Inc.

The Rome Savings Bank

100 West Dominick Street

Rome, New York 13440

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Rome Bancorp, Inc., Rome, New York (“Rome Bancorp” or the “Company”) in connection with the mutual-to-stock conversion of Rome, MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 61.55% of the common stock of Rome Bancorp (the “MHC Shares”), the mid-tier holding company for The Rome Savings Bank, Rome, New York (the “Bank”). The remaining 38.45% of Rome Bancorp’s common stock is owned by public stockholders. Rome Bancorp, which commenced operations on October 6, 1999, owns 100% of the common stock of the Bank. It is our understanding that Rome Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion

On November 11, 2004, the respective Boards of Directors of the MHC, Rome Bancorp and the Bank adopted the plan of conversion, and amended and restated it on December 7, 2004, pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, Rome Bancorp, which owns 100% of the Bank, will be succeeded by a new Delaware corporation named New Rome Bancorp, which will change its name to Rome Bancorp after the completion of the conversion. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership

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Boards of Directors

December 3, 2004

interest in Rome Bancorp currently owned by the MHC. As of September 30, 2004, the MHC’s ownership interest in Rome Bancorp approximated 61.55%. The Company will also issue shares of its common stock to the public stockholders of Rome Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Rome Bancorp common stock as owned immediately prior to the conversion. As of September 30, 2004, the public stockholders’ ownership interest in Rome Bancorp approximated 38.45%.

RP Financial, LC.

RP Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Rome Bancorp, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Rome Bancorp, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 1999 through 2003 and interim financial results through September 30, 2004, a review of various unaudited information and internal financial reports through September 30, 2004, and due diligence related discussions with Rome Bancorp’s management; Crowe Chizek and Company LLC, Rome Bancorp’s independent auditor; Thacher Proffitt & Wood LLP, Rome Bancorp’s conversion counsel; and Ryan Beck & Co., Rome Bancorp’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Rome Bancorp operates and have assessed Rome Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Rome Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Rome Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Rome Bancorp. We have analyzed

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Boards of Directors

December 3, 2004

the assets held by the MHC, which will be consolidated with Rome Bancorp’s assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Rome Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Rome Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Rome Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Rome Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Rome Bancorp. The valuation considers Rome Bancorp only as a going concern and should not be considered as an indication of Rome Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Rome Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Rome Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Rome Bancorp following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Rome Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of December 3, 2004, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in Rome Bancorp, and (2) exchange shares issued to existing public shareholders of Rome Bancorp, was $90,176,740 at the midpoint, equal to 9,017,674 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the

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Boards of Directors

December 3, 2004

offering range is $55,500,000, equal to 5,550,000 shares at $10.00 per share. The offering range includes a minimum value of $47,175,000, equal to 4,717,500 shares at $10.00 per share (85.0% of the midpoint) and a maximum value of $63,825,000, equal to 6,382,500 shares at $10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $73,398,750, equal to 7,339,875 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Rome Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Rome Bancorp equal to 38.45% as of September 30, 2004. The exchange ratio to be received by the existing minority shareholders of Rome Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.8133 shares, 2.1333 shares, 2.4533 shares and 2.8213 shares of newly issued shares of Rome Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Rome Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Rome Bancorp as of September 30, 2004, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Rome Bancorp and the exchange of the public shares for newly issued shares of Rome Bancorp common stock as a full public company was determined independently by the Boards of

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Boards of Directors

December 3, 2004

Directors of the MHC, Rome Bancorp and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Rome Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Rome Bancorp’s stock offering.

Respectfully submitted,

RP FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer

/s/ Gregory E. Dunn
Gregory E. Dunn
Senior Vice President

RP Financial, LC.

TABLE OF CONTENTS

ROME BANCORP, INC.

Rome, New York

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.4
Income and Expense Trends		1.7
Interest Rate Risk Management		1.10
Lending Activities and Strategy		1.11
Asset Quality		1.14
Funding Composition and Strategy		1.15
Subsidiaries of the Bank		1.16
Legal Proceedings		1.16

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.1
National Economic Factors		2.3
Local Economy		2.7
Market Area Deposit Characteristics		2.8
Competition		2.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Financial Condition		3.4
Income and Expense Components		3.6
Loan Composition		3.8
Interest Rate Risk		3.9
Credit Rate Risk		3.10
Summary		3.10

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TABLE OF CONTENTS

ROME BANCORP, INC.

Rome, New York

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.1
Valuation Analysis		4.2
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.4
3. Asset Growth		4.6
4. Primary Market Area		4.7
5. Dividends		4.8
6. Liquidity of the Shares		4.9
7. Marketing of the Issue		4.10
A. The Public Market		4.10
B. The New Issue Market		4.14
C. The Acquisition Market		4.15
D. Trading in ROME’s Stock		4.15
8. Management		4.16
9. Effect of Government Regulation and Regulatory Reform		4.17
Summary of Adjustments		4.17
Valuation Approaches		4.17
1. Price-to-Earnings (“P/E”)		4.19
2. Price-to-Book (“P/B”)		4.20
3. Price-to-Assets (“P/A”)		4.21
Comparison to Recent Conversions and Second-Step Offerings		4.21
Valuation Conclusion		4.21
Establishment of the Exchange Ratio		4.22

RP Financial, LC.

LIST OF TABLES

ROME BANCORP, INC.

Rome, New York

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.5
1.2	Historical Income Statements	1.9

2.1	Summary Demographic Information	2.2
2.2	Unemployment Trends	2.9
2.3	Deposit Summary	2.10
2.4	Market Area Deposit Competitors	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Loan Portfolio Composition and Related Information	3.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.14
3.6	Credit Risk Measures and Related Information	3.16

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.15
4.3	Public Market Pricing	4.22

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

The Rome Savings (the “Bank”) is a federally-chartered stock saving bank headquartered in Rome, New York. Rome is located in central New York and is part of Oneida County. The Bank conducts operations through the main office in Rome and three branch offices that are also located in Oneida County. Two of the branch offices are located in Rome and one branch office is located in New Hartford, New York. A map of the Bank’s office locations is included as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

Rome Bancorp, Inc. (“Rome Bancorp” or the “Company”) is a Delaware corporation that commenced operations on October 6, 1999 in connection with the regulatory restructuring of the Bank into mutual holding company form of ownership. Pursuant to the restructuring, the Bank converted from a New York mutual savings bank to a New York mutual holding company structure whereby the Bank became a wholly-owned subsidiary of the Company, a majority owned subsidiary of Rome, MHC (the “MHC”). As part of the restructuring, the Company sold 2,397,548 shares of common stock to the public and issued 102,023 shares to The Rome Savings Bank Foundation and 2,601,594 shares to the MHC. The shares were sold and issued at a per share value of $7.00.

On October 15, 2003, the Board of Directors of the Company and the Bank adopted a Plan of Charter Conversion. Pursuant to the Plan of Charter Conversion, which was completed on April 27, 2004, the MHC was reorganized into a federal mutual holding company and the Bank exchanged its New York stock savings bank charter for a federal stock savings bank charter. The MHC, the Company and the Bank are all currently regulated by the OTS.

Plan of Conversion

On November 11, 2004, the respective Boards of Directors of the MHC, the Company and the Bank adopted a plan of conversion, pursuant to which the organization will convert from

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the two-tier mutual holding company structure to the full stock holding company structure and undertake a second-step conversion. In the second-step conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Rome Bancorp currently owned by the MHC. As of September 30, 2004, the MHC’s ownership interest in Rome Bancorp approximated 61.55%. The Company will also issue shares of its common stock to the public stockholders of Rome Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Rome Bancorp common stock as owned immediately prior to the conversion. As of September 30, 2004, the public stockholders’ ownership interest in Rome Bancorp approximated 38.45%.

Strategic Overview

Historically, Rome Bancorp’s operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate, commercial business and consumer loans. To a lesser extent, the Company’s lending activities include construction loans. Pursuant to the Company’s business plan, Rome Bancorp will continue to emphasize 1-4 family lending, but will also pursue greater diversification into other types of lending. Types of lending diversification that are being emphasized by the Company consist of commercial real estate, commercial business and consumer loans.

Investments serve as a supplement to the Company’s lending activities. The intent of the Company’s investment strategy is to provide and maintain liquidity and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investments currently held by the Company are diversified among mortgage-backed securities, U.S. Government securities, municipal bonds, corporate bonds, equity securities and FHLB stock. To manage the interest rate risk associated with the investment portfolio, the Company has emphasized investing in securities that have an average life of or reprice in five years or less and maintaining most investments as available for sale. In recent years, the Company has sold investments to fund loan growth. The decline in investments also resulted from a $1.0 million impairment charge recorded during 2003 against an investment in a mutual fund which

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purchases blue chip common stocks. The charge reduced the then current fair market value of the mutual fund investment to $5.1 million. Pursuant to OTS regulations, the Company has a two year period from the date of its charter conversion to divest of its mutual fund investment.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. Transaction and savings accounts constitute the largest portion of the Company’s deposit composition and have been the only source of deposit growth in recent years. Factors that have contributed to the Company’s ability to maintain a high concentration of core deposits include operating in markets with a relatively high concentration of elderly customers that tend to show a greater preference for maintaining deposits in regular savings accounts, the Company’s introduction and marketing of several new demand deposit products and the decline in interest rates has increased depositor preference in general to hold funds in more liquid transaction and savings accounts. Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. The Company’s use of borrowings has typically been limited to FHLB advances, which have laddered maturities out to ten years.

Rome Bancorp’s core earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Company’s operating strategy has provided for a relatively high and stable net interest margin, which has been supported by increasing the concentration of interest-earning assets maintained in loans and the high and increasing concentration of deposits maintained in lower costing transaction and savings accounts. The Company’s operating expenses are also viewed as being relatively high, which reflects the higher staffing needs associated with servicing an interest-earning asset composition that is primarily concentrated in loans, as opposed to investments, and a funding composition that is primarily concentrated in transaction and savings accounts as opposed to time deposits and borrowings.

The post-conversion business plan of the Company is expected to continue to focus on products and services which have facilitated Rome Bancorp’s recent growth. Specifically, Rome Bancorp will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will

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emphasize pursuing further diversification into commercial real estate, commercial business and consumer loans, as well as expansion and diversification of other products and services.

A key component of the Company’s business plan is to complete a second-step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for growth, including possible growth through acquisitions of local thrifts, commercial banks or other financial service providers. As a fully-converted institution, it is contemplated that the ability to offer Company stock as consideration will facilitate increased opportunities to grow through acquisition. The capital realized from the stock offering will increase the Company’s operating flexibility with regard to expanding market presence through establishing additional branches, increase liquidity to support funding of future loan growth and other interest-earning assets and reduce interest rate risk as the result of reducing the level of interest-bearing liabilities funding assets. The projected use of stock proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending deployment into loans and investment securities.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data from December 31, 1999 through September 30, 2004. From year end 1999 through September 30, 2004, Rome Bancorp’s assets increased at a 3.1% annual rate, with the strongest growth occurring in 2003 as the result of growth of the loan portfolio. Over the past five and three-quarter years asset growth has been sustained by loan growth, which facilitated a shift in the Company’s interest-earning asset composition towards a higher concentration of loans. Loan growth has been funded with a combination of deposits, borrowings, liquidity and proceeds realized from the sale of investment

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securities. A summary of Rome Bancorp’s key operating ratios for the past five and three-quarter years is presented in Exhibit I-3.

[Table 1.1 is omitted. It has been filed as a paper filing.]

Rome Bancorp’s loans receivable portfolio increased at a 10.1% annual rate from year end 1999 through September 30, 2004, with the portfolio exhibiting positive growth throughout the period. The Company’s higher loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 62.4% at year end 1999 to 85.3% at September 30, 2004. Rome Bancorp’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 49.1% of total loans receivable consisted of 1-4 family permanent mortgage loans at September 30, 2004. Trends in the Company’s loan portfolio composition over the past five and three-quarter fiscal years show that loan growth has consisted mostly of 1-4 family permanent mortgage loans, reflecting a surge in demand for 1-4 family loans as mortgage rates declined to record lows and a strategic management decision to grow the Company’s 1-4 family lending presence. Accordingly, the concentration of 1-4 family permanent mortgage loans comprising total loans increased from a low of 36.7% at year end 2001 to a high of 49.1% at September 30, 2004.

Over the past five and three-quarter years, commercial real estate loans have constituted the most significant area of loan portfolio diversification for the Company, with the level of commercial real estate loans comprising total loans ranging from a low of 22.0% at September 30, 2004 to a high of 29.2% at year end 2002. Consumer loans represent the second largest area of lending diversification for the Company over the past five and three-quarter years, ranging from a low of 17.1% of total loans at September 30, 2004 to a high of 23.8% of total loans at year end 2001. The Company maintained a fairly stable balance of commercial business loans over the past five and three-quarter fiscal years and, therefore, the ratio of commercial business loans comprising total loans declined from 14.0% at year end 1999 to 10.4% at September 30, 2004. Even with some recent growth of construction loans, such loans have consistently been a limited area of lending diversification for the Company. Over the past five and three-quarter years, the highest ratio of construction loans comprising total loans was 2.0% at year end 2003.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Rome Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level

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will primarily be invested into investments with short-terms. Over the past five and three-quarter fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) has declined from a high of 33.5% of assets at year end 1999 to a low of 10.7% of assets at September 30, 2004. The general downward trend in the balance of cash and investments reflects the redeployment of liquidity and proceeds realized from the sale and maturity of investment securities into loans. At September 30, 2004, the Company’s investment portfolio was diversified among municipal bonds ($7.7 million), U.S. Government and agency securities ($4.5 million), mortgage-backed securities ($1.2 million), corporate and other bonds ($3.4 million), equity securities ($2.9 million) and FHLB stock ($1.1 million). To facilitate management of interest rate risk, most of the securities in the investment portfolio had maturities or were subject to repricing in less than five years at September 30, 2004 and a large majority of the investments were maintained as available for sale. As of September 30, 2004, the fair value of held to maturity investments was $15,000 above the book value of the portfolio equal to $2.1 million. As of September 30, 2004, the Company maintained a net unrealized gain of $796,000 on available for sale investments totaling $18.8 million. The Company also maintained cash and cash equivalents of $7.1 million as of September 30, 2004, which equaled 2.7% of assets. Exhibit I-4 provides historical detail of the Company’s investment portfolio.

Over the past five and three-quarter years, Rome Bancorp’s funding needs have been substantially met through retail deposits, internal cash flows and borrowings. From year end 1999 through September 30, 2004, the Company’s deposits increased at an annual rate of 2.6%. After declining slightly in 2000, the Company recorded deposit growth over the remaining three and three-quarter years covered in Table 1.1. Deposit growth was only slightly less than the Company’s asset growth rate, as total deposits equaled 80.9% and 79.2% of assets at year end 1999 and at September 30, 2004, respectively. Deposit growth has been realized through growth of transaction and savings accounts, as the balance of time deposits has declined slightly since year end 1999. Accordingly, transaction and savings accounts increased from 58.0% of total deposits at year 1999 to 66.9% of total deposits at September 30, 2004. Savings accounts have been the largest source of deposit growth for the Company and constitute the largest concentration of the Company’s deposits.

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Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. The Company’s utilization of borrowings peaked at year end 2000, equaling $19.6 million or 8.0% of assets. Since year end 2000, the Company’s utilization of borrowing has declined slightly with borrowings totaling $15.1 million or 5.8% of assets at September 30, 2004. FHLB advances have been the only source of borrowings utilized by the Company during the past five and three-quarter years.

From year end 1999 through September 30, 2004, the Company’s equity declined at an annual rate of 1.6%. The slight decline in capital was attributable to dividend payments and stock repurchases exceeding retained earnings for the period. Accordingly, the Company’s equity-to-assets ratio declined from 16.9% at year end 1999 to 13.6% at September 30, 2004. The Company’s tangible capital is equal to total capital. The additional capital realized from the second-step conversion offering will serve to strengthen capital and support the growth strategies contemplated in the Company’s business plan.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the five years ended December 31, 1999 through December 31, 2003 and for the twelve months ended September 30, 2004. Over the past five and three-quarter years, the Company’s earnings ranged from a low of 0.59% of average assets in 2003 to a high of 1.00% of average assets in 2002. The lower return recorded in 2003 was the result of a $693,000 net loss on securities, which included the $1.0 million impairment charge recorded against the Company’s investment in a common stock mutual fund. For the twelve months ended September 30, 2004, the Company reported net income of $2.1 million equal to 0.80% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income is a less a significant contributor to the Company’s core earnings, but has been a recent source of earnings growth. Loan loss provisions and gains and losses on investment securities have had a varied impact on the Company’s earnings over the past five and three-quarter years.

[Table 1.2 is omitted. It has been filed as a paper filing.]

Rome Bancorp maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by factors such as the Company’s maintenance of a

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relatively high concentration of lower cost transaction accounts, an increase in the concentration of interest-earning assets consisting of loans and maintenance of a high capital position that has facilitated a strong interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. Over the past five and three-quarter years, the Company’s net interest income to average assets ratio has ranged from a low of 3.85% during 1999 to a high of 4.30% during 2003. For the twelve months ended September 30, 2004, the Company’s net interest income to average assets ratio equaled 4.22%. The improvement in the Company’s net interest income ratio since 2001 has been supported by the declining interest rate environment, reflecting the more immediate impact that changes in interest rates have had on the Company’s interest-bearing liabilities as compared to its less rate sensitive interest-earning assets. Additionally, as noted above, a shift in the Company’s interest-earning asset mix towards a higher concentration of loans has somewhat negated the impact that declining interest rates have had on the overall yield earned on interest-earning assets. Rome Bancorp’s yield-cost spread increased from 3.42% during 2001 to 4.27% during 2003, as a 123 basis point decline in the yield earned on interest-earning assets was more than offset by a 208 basis decline in the cost of interest-bearing liabilities. The Company’s yield-cost spread increased to 4.34% for the nine months ended September 30, 2004, although the net interest income to average assets ratio declined slightly due to a modest decline in the IEA/IBL ratio. The Company’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable contributor to the Company’s earnings over the past five and three-quarter years, ranging from a low of 0.40% of average assets during 2000 to a high of 0.57% of average assets during the twelve months ended September 30, 2004. Fees and service charges earned on deposits constitute the largest source of non-interest operating income for the Company. The recent increase in non-interest operating income was most related to an increase in customer fee income generated from a high performance checking account program initiated in the fourth quarter of 2003.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.93% of average assets during 2001 to a high of 3.47% of average assets for the twelve months ended September 30, 2004. The upward trend in the Company’s operating expense ratio since 2001 has been the result of a sharp increase in operating expenses that was

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accompanied by only limited asset growth. Higher operating expenses have primarily been the result of higher personnel, outside consulting and marketing expenses related to the Company’s new product offerings, increased employee benefit costs primarily related to the Company’s ESOP and retirement benefit plans, as well as higher data processing related expenses as a result of the upgrade of the Company’s core processing systems during 2003. Overall, the Company has maintained a relatively high level of operating expenses, which is reflective of the Company’s relatively high number employees for its assets size. As of September 30, 2004, the Company’s ratio of assets per full time equivalent employee equaled $2.4 million, versus a comparable ratio of $5.2 million for all publicly-traded thrifts. The Company’s lower assets per employee ratio is indicative of the higher staffing needs associated with servicing an interest-earning asset composition that is primarily concentrated in loans, as opposed to investments, and a funding composition that is primarily concentrated in transaction and savings accounts as opposed to time deposits and borrowings.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since 1999 have resulted in a slight increase in the expense coverage ratio (net interest income divided by operating expenses). The Company’s expense coverage ratio equaled 1.14 times during 1999, versus a comparable ratio of 1.22 times during the twelve months ended September 30, 2004. The increase in the expense coverage ratio was realized through a higher net interest income ratio. Likewise, as the result of increases in the Company’s net interest and non-interest operating income ratios, Rome Bancorp’s efficiency ratio (defined as operating expenses, net of amortization of goodwill and intangibles, as a percent of the sum of net interest income and non-interest operating income) of 72.4% for the twelve months ended September 30, 2004 was slightly more favorable than the 78.3% efficiency ratio maintained during 1999.

Loan loss provisions have had a varied impact on the Company’s earnings over the past five and three-quarter years, with the amount of loan loss provision established based on such factors as loan growth, loan portfolio composition, trends in non-performing loans, loan charge-offs and economic trends in the Company’s lending area. Over the past five and three-quarter years, loan loss provisions established by the Company ranged from a low of 0.08% of average assets in 1999 to a high of 0.28% of average assets in 2000. For the twelve months ended September 30, 2004, the Company established loan loss provisions of $585,000 equal to 0.22%

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of average assets. In comparison to 2001 and 2002, higher loan provisions were established during 2003 and for the most recent twelve month period primarily as the result of loan growth. As of September 30, 2004, the Company maintained allowance for loan losses of $1.9 million, equal to 217.9% of non-performing loans and 0.85% of net loans receivable. Exhibit I-6 sets forth the Company’s allowance for loan loss activity during the past five and three-quarter years.

The Company recorded gains and losses from the sale and or the impairment of investment securities throughout past five and three-quarter years, reflecting ongoing management of the investment portfolio for purposes of enhancing returns and managing interest rate risk. Over the past five and three-quarter years, gains and losses on investment securities ranged from a loss equal to 0.27% of average assets during 2003 to a gain equal to 0.14% of average assets during the twelve months ended September 30, 2004. Gains and losses realized from the investment portfolio are not considered to be part of the Company’s core earnings, given the volatile and non-recurring nature of such income.

For the twelve months ended September 30, 2004, the Company’s effective tax rate equaled 35.7%, which was slightly higher than the Company’s effective tax rate for recent prior years. The Company maintains a lower effective tax rate than its marginal tax rate of 38.95%, primarily as the result of tax benefits and tax exempt income earned on some of the Company’s loans and investments.

Interest Rate Risk Management

The Company implements a number of strategies to manage interest rates risk, pursuant to which the Company seeks to maintain an acceptable balance between maximizing yield potential and limiting exposure to changing interest rates. Management of the Company’s interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee (“ALCO”) at least monthly. Rome Bancorp utilizes monthly interest rate risk exposure reports prepared internally to monitor and analyze the effects that interest rate movements will have on the balance sheet and on net interest income. Based on balance sheet data as of September 30, 2004, a 200 basis point instantaneous and sustained rise in interest rates would result in a 13.1% decline in the market value of portfolio equity (see Exhibit I-7).

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The Company manages interest rate risk from the asset size of the balance sheet through emphasizing the origination of 1-4 family loans with fixed rate terms of 20 years or less, except bi-weekly mortgages may have terms of up to 30 years. Management of interest rate risk on the asset side of the balance sheet also includes diversification into loans that are primarily offered as short-term fixed rate loans or adjustable rate loans with short-term repricing periods and having the flexibility to sell 1-4 family fixed rate loans into the secondary market through entering into an agreement with the FHLB of New York to sell loans to its Mortgage Partnership Funding program. The Company is under no obligation to sell any mortgages, but may do so if such a strategy becomes appropriate. As of September 30, 2004, of the total loans due after September 30, 2005, adjustable rate loans comprised 21.8% of the Company’s loan portfolio (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through strategies such as reducing the interest rate sensitivity of interest-bearing liabilities through utilizing fixed rate borrowings with laddered maturities out to ten years and maintaining a deposit composition with a high relatively high concentration of lower costing and less interest rate sensitive transaction and savings accounts. The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets, thereby, strengthening the Company’s IEA/IBL ratio.

Lending Activities and Strategy

The Company’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Company includes commercial real estate, commercial business, consumer and construction loans. Exhibit I-9 provides historical detail of Rome Bancorp’s loan portfolio composition over the past five and three-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of September 30, 2004.

Rome Bancorp originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, and the Company’s general philosophy has been to retain all originations for

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investment, although loans are underwritten so that the may be sold to the FHLB of New York’s Mortgage Partnership Funding program. Fixed rate loans are offered for terms of 10 to 20 years with monthly payments or bi-weekly mortgages are offered for up to 30 year terms. As the result of the significant decline in long term mortgage rates, fixed rate loans have accounted for substantial portion of the Company’s 1-4 family lending volume during recent years To enhance the attractiveness of ARM loans, initial rates are discounted from the fully-indexed rate. ARM loans are indexed to the comparable term U.S. Treasury note rate plus a margin of up to 2.75%, with the initial rate of interest being dependent upon the length of the repricing term (i.e., a higher rate is charged for loans with a longer repricing term). As of September 30, 2004, the Company’s 1-4 family permanent mortgage loan portfolio totaled $110.6 million, or 49.1% of total loans outstanding.

Construction loans extended by the Company consist substantially of loans for the construction of pre-sold homes. Construction loans require payment of interest only during the construction period, which is typically up to 12 months. For construction loans, the Company will lend up to a maximum loan-to-value (“LTV”) ratio of 80.0%. As of September 30, 2004, the Company’s outstanding balance of construction loans totaled $3.2 million or 1.4% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate loans, which are mostly collateralized by properties in the Company’s normal lending territory. To a lesser extent, the commercial real estate loan portfolio includes loans which are secured by out-of-market properties. Commercial real estate loans are typically extended up to a LTV ratio of 75.0% and require a minimum debt-coverage ratio of 1.25 times. Loan terms provide for up to 20-year amortizations, which typically have a 5-year demand option at which time the rate on the loan may or may not be adjusted and the Company has the option to demand repayment of the loan. Additionally, commercial real estate loans may also be originated as ARM loans with 1, 3 or 5 year repricing terms or balloon loans with a 5-year balloon provision. In light of the higher credit risk associated with commercial real estate loans, loan rates offered on those loans are at a premium to the Company’s 1-4 family loan rates. Properties securing the commercial real estate loan portfolio consist primarily of office buildings, warehouses, retail stores, mixed-use properties, and apartment buildings. The Company’s largest outstanding commercial real estate

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loan at September 30, 2004 was a $2.0 million participation loan on a golf course located in Poughkeepsie, New York. As of September 30, 2004, the commercial real estate loan portfolio totaled $49.5 million or 22.0% of total loans outstanding.

Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. Auto loans comprise the largest portion of the consumer loan portfolio, which consist primarily of loans for used cars. Auto loans are primarily generated through the Company’s dealer referral program for both new and used autos, in which loans are originated directly by the Company to the borrower. Auto loans are offered for terms of up to 60 months, with higher rates and shorter terms being required for used cars. Auto loans for both new and used cars may be extended up to an LTV ratio of 100%. As of September 30, 2004, the auto loan portfolio totaled $14.4 million or 37.2% of the consumer loan portfolio. Other types of consumer loans offered by the Company consist of property improvement loans, home equity lines of credit and various other types of installment loans. As of September 30, 2004, the consumer loan portfolio totaled $38.6 million or 17.1% of total loans outstanding.

The Company offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans held by the Bank consist primarily of secured loans and to a lesser degree unsecured loans. Commercial business term loans generally have terms of five years or less and are offered as line of credit or with amortizing terms. Most commercial business loans extended by the Company have floating interest rates, which are tied to the prime rate as published in The Wall Street Journal. As of September 30, 2004, Rome Bancorp’s outstanding balance of commercial business loans totaled $23.5 million or 10.4% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities over the past three and three-quarter years. The Company’s lending volume increased significantly from 2001 2003, which was largely the result of increased originations of 1-4 family permanent mortgage loans. The increase in lending volume was supported by historically low mortgage rates, which facilitated a surge in demand for residential loans both with respect to financing new home purchases and refinancing existing mortgages. Additionally, the pick-up in the Company’s 1-4 family lending volume was the result of a strategic management decision to grow the Company’s 1-4 family lending presence. Total loan originations increased from $36.9 million in 2001 to

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$76.6 million in 2003, with most of the increase attributable to increased originations of mortgage loans. Mortgage loan originations accounted for $54.2 million or 70.7% of the Company’s total loan volume in 2003, versus comparable measures of $17.0 million or 46.1% in 2001. The Company experienced a slight decline in lending volume during the nine months ended September 30, 2004 ($53.0 million versus originations of $54.8 million for the nine months ended September 30, 2003), which was attributable to lower mortgage loan originations. With the exception of student loans, the Company did not sell loans during the past three and three-quarter years. The increase in loan originations more than offset the increase loan repayments experienced during the past three and three-quarter years, which provided for steady growth of total loans outstanding from a balance of $169.2 million at December 31, 2001 to a balance of $225.5 million at September 30, 2004.

Asset Quality

The Company’s historical 1-4 family lending emphasis and credit risk management strategies have generally supported favorable credit quality measures during the past five and three-quarter years. Over the past five and three-quarter years, Rome Bancorp’s balance of non-performing assets ranged from a low of 0.30% of assets at year end 1999 to a high of 0.63% of assets at year end 2002. As of September 30, 2004, non-performing assets-to-total assets equaled 0.33%. The decline in the non-performing assets ratio since 2002 has been mostly realized through reductions in the balances of non-accruing 1-4 family and commercial real estate loans. As shown in Exhibit I-12, the Company’s balance of non-performing assets at September 30, 2004 totaled $877,000 and consisted of $845,000 of non-accruing loans and $32,000 of accruing loans delinquent 90 days or more. Non-accruing commercial business loans totaling $294,000 accounted for the largest portion of the Company’s non-performing loan balance at September 30, 2004.

To track the adequacy of valuation allowances, Rome Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. The Company reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic

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conditions. The Company maintained valuation allowances of $1.9 million at September 30, 2004, equal to 0.85% of net loans receivable and 217.9% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary source of funds and at September 30, 2004 deposits accounted for 93.2% of Rome Bancorp’s interest-bearing funding composition. Exhibit I-13 provides historical detail of the Company’s deposit composition for the past three and three-quarter years. Lower cost savings and transaction accounts comprise the largest component of the Company’s deposit composition and have been the source of the Company’s deposit growth over the past three and three quarter years. Accordingly, transaction and savings accounts increased from 60.8% of total deposits at year end 2001 to 66.9% of total deposits at September 30, 2004. Factors that have contributed to the Company’s ability to maintain a high concentration of core deposits include operating in markets with a relatively high concentration of elderly customers that tend to show a greater preference for maintaining deposits in regular savings accounts, the Company’s introduction and marketing of several new demand deposit products and the decline in market interest rates increased depositor preference in general to hold funds in more liquid transaction and savings accounts.

CDs comprise the balance of the Company’s deposit composition, with the current CD composition reflecting a slightly higher concentration of short-term CDs (maturities of one year or less). As of September 30, 2004, the CD portfolio equaled $68.8 billion or 33.1% of total deposits. Jumbo CDs (CD accounts with balances of $100,000 or more) equaled $10.5 million or 15.2% of total CDs. The Company does not hold any brokered CDs. As of September 30, 2004, 68.0% of the jumbo CDs were scheduled to mature in one year or less (see Exhibit I-14).

Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. As of September 30, 2003, the Company maintained total borrowings of $15.1 million, which consisted entirely of FHLB advances with laddered maturities out to ten years.

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Subsidiaries of the Bank

The Bank has four subsidiaries, 100 On the Mall Corporation, Clocktower Insurance Agency Incorporated, Clocktower Financial Corporation and RSB Capital Inc. 100 on the Mall acts as a manager and developer of real estate. Its only activity is ownership of the Bank’s main office building and premises. Clocktower Insurance owns real estate for future expansion, which is currently being leased to a Dunkin Donuts franchise adjacent to one of the Bank’s branches. Clocktower Financial Corporation and RSB Properties, Inc. are currently inactive.

Legal Proceedings

The Company is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Company’s financial condition and results of operations.

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II. MARKET AREA

Introduction

Headquartered in Rome, New York, Rome Bancorp serves central New York through the main office in Rome, three branch offices and an operations center that is also located in Rome. In addition to the main office, the Company maintains two other branches in Rome and the other branch is located in New Hartford. All of the Company’s offices are located in Oneida County, which is part of the Mohawk Valley region in central New York. Rome is approximately 50 miles east of Syracuse. Exhibit II-1 provides information for the Company’s office facilities.

The primary market area served by the Company includes a mixture of rural, suburban and urban markets. Economic activity in Oneida County is fairly diversified, with services, wholesale/retail trade, government and manufacturing constituting the basis of the local economy. Economic growth in the Mohawk Valley region has been relatively stagnant with limited prospects for stronger future growth, reflecting the impact of a declining population based caused by job losses in the manufacturing and defense-related industries. The Company’s competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

Market Area Demographics

[Table 2.1 is omitted. It has been filed as a paper filing.]

Key demographic and economic indicators in the Company’s market include population, number of households and household/per capita income levels. Demographic data for Oneida County, as well as comparative data for New York and the U.S., is provided in Table 2.1. From 2000 through 2004, the Company’s market area exhibited less favorable growth characteristics

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than the comparable growth rates for New York and the U.S. Oneida County’s population declined at a 0.1% annual rate during the four-year period, while New York’s population increased at a 0.4% annual rate over the same time period. Both the county and state population growth rates lagged the U.S. population growth rate of 1.2%. The decline in Oneida County’s population reflects the impact of a contracting manufacturing sector and the loss of certain key employers such as Griffis Air Force Base and Martin Marietta. Accordingly, as the result of the flight of younger and middle-aged residents to more attractive economic areas, the Company serves a relatively old population base. Individuals 65 years or older comprised 16.4% of Oneida County’s 2004 population, versus comparable measures of 12.5% of the nation’s population and 13.0% of New York’s population.

Growth in households mirrored the population growth rates during the four-year period, with Oneida County’s annual household growth falling below the household growth rates recorded for the U.S. and New York. Over the next five years, Oneida County is projected to experience no population growth that will be accompanied by very modest growth in households. Comparatively, New York and the U.S. are projected to sustain population and household growth over the next five year at the same rates as recorded during the 2000 to 2004 period.

Median household and per capita income were lower in Oneida County compared to the U.S. and New York. In general, the lower income measures indicated for Oneida County can be attributed to the more rural nature of that market area, as well as the lack of economic growth that has contributed to the loss of population in Oneida County. Oneida County’s median household income is projected to increase at a 2.1% annual rate over the next five years, which matches the New York and U.S. projected growth rates. The less affluent nature of Oneida County is further implied by household income distribution measures, which show that, in comparison to the U.S. and New York, Oneida County maintains a higher percentage of households with incomes of less than $25,000 and a lower percentage of households with incomes in the upper income brackets.

In summary, the demographic characteristics of Oneida County are not considered to be highly conducive for loan or deposit growth, and, thus, the Company’s growth will be somewhat contingent upon gaining market share or through further geographic expansion.

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National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, the national economy showed signs of strengthening in the third quarter of 2003, based on third quarter GDP growth of 8.2% and data reflecting that the recovery was starting to translate into gains in employment. Job growth pushed the national unemployment rate down to 6.0% in October 2003 and 5.9% in November 2003. Employment gains were aided by a pick-up in manufacturing activity, which was attributable to a surge in new orders. Despite the pick-up in economic activity, inflation remained low as core consumer prices fell in November for the first time since 1982. The December national unemployment rate unexpectedly dropped to a 14-month low of 5.7%; however, the decline was attributable to workers exiting the labor force rather than new jobs beings created.

Economic data for January 2004 suggested that the economic recovery was gaining traction, as evidenced by a strong increase in U.S. industrial production for the month of January. Factory activity continued to rise in January and non-manufacturing activity grew for a tenth consecutive month in January 2004. The U.S. unemployment rate fell to a two-year low of 5.6% in January, as the pace of job growth picked-up. However, consumer confidence slipped in February, as hiring activity continued to lag the pace of the economic expansion. Employment data for February showed that jobs were added but well below expectations and the unemployment rate was unchanged at 5.6%. A stronger than expected increase in U.S. industrial production in February and initial jobless claims falling to their lowest level in three years in mid-March provided further indications that the U.S. economy was improving. Housing starts slowed in February for a second straight month, but demand for new homes remained strong. The March unemployment rate edged up to 5.7%, although job growth for the month was the strongest in four years and for the first time in 44 months there was no decline in manufacturing jobs. March economic data also showed manufacturing activity accelerating, a strong increase in retail sales, a surge in housing starts and new home sales, and a strong increase in durable-goods orders.

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The economy in general showed signs of accelerating going into the second quarter of 2004, even though first quarter GDP growth increased at a slower than expected 3.9% annual rate. Job growth in April exceeded expectations, as the economy created 288,000 new jobs and the national unemployment rate fell to 5.6% in April. Some other economic data for April was not as strong, as higher interest rates slowed new housing starts and sales of new homes. Orders for durable goods also fell in April, while fears of higher interest rates fueled a strong increase in home resales during April. Job growth remained strong in May, including in the manufacturing sector. An additional 248,000 jobs were created in May, bringing the three month total of jobs added to almost one million – the biggest three month increase since 2000. The May unemployment rate remained at 5.6%, as more people entered the labor market looking for work. Despite higher mortgage rates, sales of new and existing homes surged to record highs in May. Consumer spending rose 1.0% in May, which was the largest increase since October 2001. However, orders for durable goods posted an unexpected decline in May, resulting in the first back-to-back month drops in durable goods orders since the end of 2002. The economy showed additional signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. Job growth was also less than anticipated in June and the unemployment rate remained unchanged at 5.6% for the third straight month. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate.

Surging oil prices continued to hamper the U.S. economy at the beginning of the third quarter, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. A decline in July new home sales and only a modest gain in July durable goods orders further suggested that the economy had hit a soft patch. Employment data showed a strengthening jobs market for August, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity continued to decelerate, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. However, new home sales bounced back in August, rising 9.4% from July. Third quarter GDP rose at a slower than expected 3.7% annual rate, while lower interest rates supported a 3.5% increase in new home sales for September. Job growth was less than anticipated in September, although the unemployment rate remained unchanged at 5.4%.

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High oil prices remained as a damper on the economy at the beginning of the fourth quarter, as U.S. manufacturing activity fell to a thirteen month low in October 2004. Consumer confidence also fell in October reflecting concerns over sluggish job growth. However, job growth was strong in October as 337,000 jobs were added, although the national unemployment rate for October ticked up to 5.5% as more people started to look for jobs. Helped by the strong job growth and lower oil prices, consumer confidence rose in November. Notwithstanding the employment gains, the leading economic indicators fell for a fifth straight month in October. Low mortgage rates continued to support strong home sales for October. Retailers reported mostly disappoint sales for November and U.S. job growth for November slowed sharply, although the U.S. unemployment rate for November declined to 5.4%

In terms of interest rate trends over the past year, Treasury yields moved up in early-December 2003 largely on the basis of economic data that showed an increase in manufacturing activity and the Federal Reserve’s more upbeat assessment of the economy. The Federal Reserve concluded its December meeting with no change in the federal funds target rate of 1% and indicated that low interest rate levels could be maintained for a considerable period. Favorable inflation data supported a relatively stable interest rate environment at the close of 2003.

Treasury bonds rallied at the beginning of 2004 on news of a weaker than expected December employment report, which showed job creation far below forecasted levels. In late-January, the Federal Reserve concluded to leave short-term interest rates unchanged at a 45-year low of 1%, but dropped its commitment to keep rates low for a considerable period of time. The change in the Federal Reserve’s wording pushed Treasury yields higher at the end of January and into early-February. Following the spike-up in bond yields, interest rates eased lower into mid-February as January employment data showed that job growth remained less than robust. Interest rates stabilized during the second half of February, with the yield on the 10-year Treasury note edging below 4.0% at the end of the month. A weaker than expected employment report for February sparked a rally in Treasury bonds in early-March, as the lack of meaningful job growth raised expectations that the Federal Reserve would not increase rates anytime soon. The Federal Reserve left rates unchanged at its mid-March meeting, indicating that it could be patient about increasing rates because of low inflation, unused factory capacity and limited job

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growth. Treasury yields dropped to an eight month low following the Federal Reserve meeting and then eased higher through the end of March on indications that the economy was getting stronger.

The upward trend in interest rates continued into the beginning of the second quarter of 2004, as strong economic data increased expectations that the Federal Reserve would increase interest rates. Bond yields were also pushed higher by signs of inflation coming back into the economy, as the consumer price index for March rose 0.5%. March economic data that showed a strengthening economy pressured bond yields higher through the end of April. Robust job growth in April, combined with rising oil prices, sharpened the sell-off in long-term Treasurys during the first half of May, reflecting increased expectations that the Federal Reserve would raise interest rates soon. Treasury yields eased lower during mid-May, as investors shifted money to the relative safety of bonds in reaction to India’s election results and the assassination of the head of the Iraqi Governing Council. Strong job growth reflected in the May employment data and growing inflation concerns reversed the downward trend in bond yields during the first half of June, with the yield on the 10-year U.S. Treasury note hitting a two year high in mid-June. Bond yields stabilized ahead of the Federal Reserve meeting at the end of June, as only a moderate increase in core consumer prices during May served to subdue concerns of a sharp rise in inflation. The Federal Reserve’s decision to raise its short-term rate from 1.0% to 1.25% provided a boost to bond prices at the close of the second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate a quarter-point at a time.

Signs of slower economic growth and a smaller than expected increase in June consumer prices served to stabilize interest rates through most of July 2004. Bond yields declined during the first half of August, as higher oil prices slowed the pace of economic expansion. The Federal Reserve raised short-term rates a quarter-point to 1.5% in August and signaled that more increases were in store for 2004, based on expectations that the slowdown in the economy would only be temporary. Interest rates stabilized during from mid-August through mid-September, while higher oil prices and only a modest increase in August consumer prices contributed to a rally in bond prices in mid-September. The bond market reacted favorably to the Federal Reserve’s decision to raise the target rate to 1.75% at its September meeting, with the yield on the ten-year U.S. Treasury note edging below 4.0% in late-September. Treasury prices declined

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slightly at the close of the third quarter, which was largely attributed to profit taking and stronger than expected GDP growth reported for the second quarter.

Weaker than expected employment data for September and higher oil prices pushed bond yields lower at the start of the fourth quarter, with the yield on the ten-year Treasury note edging back below 4.0% in late-October. Treasury yields increased during early-November, on news of stronger than expected job growth for October and a decline in oil prices to a three week low. The Federal Reserve raised the federal funds rate a quarter point to 2.0% as expected at its November meeting, which combined with mixed economic data served to stabilize long term bond yields in mid-November. Lower oil prices and concern about the weak dollar pushed bonds prices lower in late-November. In early-December, bonds rallied on the weaker than expected employment data for November. As of December 3, 2004, the yields for one- and ten-year U.S. Treasury notes equaled 2.68% and 4.27%, respectively, versus comparable year ago yields of 1.41% and 4.37%. Exhibit II-2 provides historical interest rate trends from 1995 through December 3, 2004.

Local Economy

Oneida County has a fairly diversified economy, with employment in services constituting the primary source of employment in the county followed by employment in the wholesale/retail, government and manufacturing sectors. The Oneida County area is home to major employers in the technology sector such as BAE Systems, Fiber Instrument Sales and the Air Force Research Facility. Total employment in Oneida County approximated 132,500 jobs in 2002, which was only a 2.1% increase since 1998. Notably, total employment declined in Oneida County during 2001 and 2002. Growth of service employment has been the most significant source of job growth in Oneida County since 1998. The largest source of service related jobs and the largest employer in Oneida County is the Turning Stone Resort & Casino (“Turning Stone”). Turning Stone is an enterprise of the Oneida Indian Nation with a workforce of 3,300. Turning Stone is undergoing a two-year expansion, which will provide an additional 1,000 jobs when the expansion is completed.

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Comparative unemployment rates for Oneida County, as well as for the U.S. and New York, are shown in Table 2.2. The unemployment data for Oneida County implies a stable economy, despite the lack of meaningful job growth, as Oneida County’s September 2004 unemployment rate of 4.1% was lower were lower than the comparable New York and U.S. unemployment rates which equaled 5.4% and 5.1%, respectively. Similar to the U.S. and New York, Oneida County’s September 2004 unemployment rate was lower compared to the year ago rate.

Table 2.2

Unemployment Trends(1)

Region	September 2003 Unemployment	September 2004 Unemployment
United States	5.8%	5.1%
New York	6.3	5.4
Oneida County	4.8	4.1

(1)	Unemployment rates have not been seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

The Company’s retail deposit base is closely tied to the economic fortunes of Oneida County and, in particular, the areas of the county that are nearby to one of Rome Bancorp’s four branches. Table 2.3 displays deposit market trends from June 30, 2000 through June 30, 2004 for Rome Bancorp, as well as for all commercial banks and savings institution branches located in Oneida County and the state of New York. The data indicates that total bank and thrift deposits in Oneida County increased at a 4.3% annual rate from June 30, 2000 through June 30, 2004, which was less than the 9.5% annual growth rate posted by all New York banks and thrifts. Similar to New York, commercial banks maintained a larger market share of deposits than savings institutions in Oneida County.

[Table 2.3 is omitted. It has been filed as a paper filing.]

The Company’s $213.2 million of deposits at June 30, 2004 represented a 6.6% market share of Oneida County’s thrift and bank deposits. Rome Bancorp’s deposits increased at a 3.4% annual rate from June 30, 2000 through June 30, 2004, which did not keep pace with total

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deposit growth in the county. Accordingly, Rome Bancorp’s deposit market share in Oneida County declined from 6.9% at June 30, 2000 to 6.6% at June 30, 2004. The size of Rome Bancorp’s branch network did not change during the four year period.

Competition

The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as offered by Rome Bancorp. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.4 lists the Company’s largest competitors in Oneida County, based on deposit market share as noted parenthetically. As of June of June 30, 2004, the Company maintained a 6.6% market share of deposits in Oneida County, which represented the 5th largest market share of deposits in the county.

Table 2.4

Rome Bancorp, Inc.

Market Area Deposit Competitors

Location	Name
Oneida County, NY	Bank of Utica (27.3%)
Partners Trust Financial Group(20.1%)
HSBC Holdings PLC(9.9%)
Source: FDIC

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of Rome Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Rome Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Rome Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 185 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

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differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Rome Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Rome Bancorp. In the selection process, we applied three “screens” to the universe of all public companies:

•	Screen #1. New York institutions with assets between $100 million and $1 billion. Four companies met the criteria for Screen #1 and four were included in the Peer Group: Atlantic Liberty Financial, Carver Bancorp, Elmira Savings Bank and Sound Federal Bancorp. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in New York.

•	Screen #2. Mid-Atlantic institutions with assets between $100 million and $1 billion, tangible equity-to-assets ratios of at least 6.0% and a positive return on equity ratio of less than 10.0%. Five companies met the criteria for Screen #2 and three were included in the Peer Group: Laurel Capital Group of Pennsylvania, WVS Financial Corp. of Pennsylvania and Willow Grove Bancorp of Pennsylvania. Synergy Financial Group of New Jersey was excluded from the Peer Group due to the recency of its conversion, which was completed in January 2004. PHSB Financial Corp. of Pennsylvania was excluded as the result of being the subject of an announced acquisition. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•	Screen #3. Second-step conversion offerings completed since the beginning of 2002 and prior to 2004 with assets between $100 million and $1 billion. Six companies met the criteria for Screen #3 and five were included in the Peer Group. Two of the companies were already included in the Peer Group based on the selection criteria for Screen #1 and Screen #2: Sound Federal Bancorp of New York and Willow Grove Bancorp of Pennsylvania. The three second-step conversions added to the Peer Group were Jefferson Bancorp of Tennessee, Wayne Savings Bancshares of Ohio and Citizens South Banking Corp. of North Carolina. The second-step conversion excluded from the Peer Group was Bridge Street Financial of New York, which was excluded due to its conversion to a commercial bank charter.

[Table 3.1 is omitted. It has been filed as a paper filing.]

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Rome Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Rome Bancorp’s financial

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condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•	Atlantic Liberty Financial of New York. Selected due to New York market area, relatively high equity-to-assets ratio, strong net interest margin, relatively high operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Carver Bancorp, Inc. of New York. Selected due to New York market area, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Citizens South Banking of North Carolina. Selected due to completion of second-step conversion in October 2002, relatively high equity-to-assets ratio, comparable interest-bearing funding composition, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Elmira Savings Bank of New York. Selected due to New York market area, comparable asset size, similar interest-bearing funding composition, comparable return on assets, similar earnings contribution from sources of non-interest operating income, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Jefferson Bancshares, Inc. of Tennessee. Selected due to completion of second-step conversion in July 2003, comparable asset size, relatively high equity-to-assets ratio and lending diversification emphasis on commercial real estate/multi-family loans.

•	Laurel Capital Group, Inc. of Pennsylvania. Selected due to comparable asset size, similar interest-bearing funding composition and similar earnings contribution from sources of non-interest operating income.

•	Sound Federal Bancorp, Inc. of New York. Selected due to New York market area, completion of second-step conversion in January 2003, relatively high equity-to-assets ratio, similar interest-bearing funding composition and favorable credit quality measures.

•	WVS Financial Corp. of Pennsylvania. Selected due to favorable credit quality measures.

•	Wayne Savings Bancshares of Ohio. Selected due to completion of second-step conversion in January 2003, similar interest-bearing funding composition and favorable credit quality measures.

•	Willow Grove Bancorp, Inc. of Pennsylvania. Selected due to completion of second-step conversion in April 2002, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

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In aggregate, the Peer Group companies maintain a higher level of capital than the industry average (12.43% of assets versus 10.78% for all public companies), generate comparable earnings as a percent of average assets (0.79% ROAA versus 0.78% for all public companies), and generate a lower ROE (6.75% ROE versus 8.26% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,537		$492
Market capitalization ($Mil)	$404		$85
Equity/assets (%)	10.77%		12.43%
Return on average assets (%)	0.78		0.79
Return on average equity (%)	8.26		6.75

Pricing Ratios (Averages)(1)
Price/earnings (x)	18.48	x	22.80	x
Price/book (%)	165.13%		142.79%
Price/assets (%)	17.72		17.28

(1)	Based on market prices as of December 3, 2004.

Ideally, the Peer Group companies would be comparable to Rome Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Rome Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

[Table 3.2 is omitted. It has been filed as a paper filing.]

Table 3.2 shows comparative balance sheet measures for Rome Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of September 30, 2004, unless indicated otherwise for the Peer Group companies. Rome Bancorp’s equity-to-assets ratio of 13.6% was above the Peer Group’s average net worth ratio of 12.5%. Tangible

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equity-to-assets ratios for the Company and the Peer Group equaled 13.6% and 12.0%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.5% off assets. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds. The increase in Rome Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will also result in a lower return on equity. Both the Company’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for Rome Bancorp and the Peer Group. Rome Bancorp’s loans-to-assets ratio of 85.3% was above the comparable Peer Group ratio of 56.0%. Comparatively, Rome Bancorp’s cash and investments-to-assets ratio of 10.7% was lower than the comparable Peer Group measure of 39.6%. Overall, Rome Bancorp’s interest-earning assets amounted to 96.0% of assets, which approximated the Peer Group’s ratio of 95.6%.

Rome Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s. The Company’s deposits equaled 79.2% of assets, which was above the Peer Group average of 69.8%. Comparatively, borrowings accounted for a lower portion of the Company’s interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 5.8% and 16.7% for Rome Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 85.0% and 86.5% for Rome Bancorp and the Peer Group, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio of 110.5% is slightly lower than the Company’s IEA/IBL ratio of 112.9%. The additional capital realized from stock proceeds should support an increase in Rome Bancorp’s IEA/IBL ratio, as the capital realized from Rome Bancorp’s stock offering will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company’s and the Peer Group’s annual growth for the twelve months ended

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September 30, 2004, unless indicated otherwise for the Peer Group companies. Rome Bancorp recorded a 2.1% decline in assets, versus asset growth for the Peer Group of 7.0%. Asset shrinkage experienced by the Company was the result of a 49.1% decline in cash and investments, which was partially offset by a 10.9% increase in loans. The Peer Group’s asset growth reflected a lower loan growth rate of 10.1%, which was supplemented with a 0.6% increase in cash and investments. Following the conversion, Rome Bancorp’s growth capacity will be greater than the Peer Group’s, as the result of the increase in leverage capacity that will be provided by the infusion of the net stock proceeds.

Modest deposit growth combined with modest asset shrinkage funded a 29.6% reduction in the Company’s borrowings. Comparatively, deposit growth of 4.6% and a 10.0% increase in borrowings funded the Peer Group’s asset growth. The Company’s and the Peer Group’s capital declined by 2.3% and 3.3%, respectively, indicating that the Company’s and the Peer Group’s earnings for the period were more than somewhat offset by dividend payments and stock repurchases.

Income and Expense Components

Rome Bancorp and the Peer Group reported net income to average assets ratios of 0.80% and 0.79%, respectively (see Table 3.3), based on earnings for the twelve months ended September 30, 2004, unless indicated otherwise for the Peer Group companies. The Company maintained earnings advantages in the areas of net interest income, non-interest operating income and net gains. Lower operating expenses and lower loan loss provisions represented earnings advantages for the Peer Group.

[Table 3.3 is omitted. It has been filed as a paper filing.]

The Company’s stronger net interest margin resulted from both a higher interest income ratio and a lower interest expense ratio. The Company’s higher interest income ratio was realized through maintaining a higher yield on interest-earning assets (5.84% versus 4.91% for the Peer Group), which was supported by the Company’s interest-earning asset mix that had a higher concentration of loans in comparison to the Peer Group. Likewise, the Company’s lower interest expense ratio was realized through maintaining a lower cost of funds than the Peer

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Group (1.62% versus 2.04% for the Peer Group). Overall, Rome Bancorp and the Peer Group reported net interest income to average assets ratios of 4.22% and 2.95%, respectively.

In another key area of core earnings, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group recorded operating expense to average assets ratios of 3.47% and 2.27%, respectively. The Company’s higher level of operating expenses can in part be attributed to the higher personnel needs that result from maintaining a comparatively higher concentration of interest-earning assets in loans and maintenance of a deposit base with a relatively high concentration of transaction and savings accounts. The higher servicing costs that are associated with the Company’s asset and liability compositions is further implied by the comparatively higher number of employees Rome Bancorp maintained relative to its asset size. Assets per full time equivalent employee equaled $2.4 million for the Company, versus a comparable measure of $5.4 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company earnings strength was slightly less favorable than the Peer Group’s. Expense coverage ratios posted by Rome Bancorp and the Peer Group equaled 1.22x and 1.30x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 0.57% and 0.52% of the Company’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Rome Bancorp’s efficiency ratio of 72.4% was less favorable than the Peer Group’s efficiency ratio of 64.8%.

Loan loss provisions had a larger impact on the Company’s earnings, amounting to 0.22% and 0.02% of the Company’s and the Peer Group’s average assets, respectively. In

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comparison to the Peer Group, the higher loss provisions established by the Company was consistent with the Company’s higher ratio of assets maintained in loans as well as the Company’s more significant diversification into higher risk type of loans.

Gains and losses from the sale of assets had a more favorable impact on the Company’s earnings for the twelve month period shown in Table 3.3, as the Company reported net gains equal to 0.14% of average assets versus a net loss equal to 0.04% of average assets reported by the Peer Group. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which may be considered to be an ongoing activity for an institution particularly during periods of low interest rates, such gains warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

Taxes were a comparable factor in the Company’s and the Peer Group’s earnings, as Rome Bancorp and the Peer Group posted effective tax rates of 35.70% and 34.00%, respectively.

Loan Composition

[Table 3.4 is omitted. It has been filed as a paper filing.]

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. The information presented for the Company and the Peer Group reflect data as of September 30, 2004, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Company’s loan portfolio composition reflected a lower concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (42.7% of assets versus 50.1% for the Peer Group). The Company maintained a higher concentration of 1-4 family loans, which was more than offset by the Peer Group’s higher concentration of mortgage-backed securities. Loans serviced for others

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represented a more significant off-balance sheet item for the Peer Group, both in terms of balance of loans serviced ($19.1 million versus $3.0 million for the Company) and as a percent of on-balance sheet assets (3.9% versus 1.2% for the Company). The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles, versus a zero balance for the Company.

Diversification into higher risk types of lending was more significant for the Company, in comparison to Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Company (18.9% of assets), followed by consumer loans (14.7% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (15.4% of assets), while other areas of lending diversification were relatively modest for the Peer Group. Construction and land loans accounted for the only lending area where the Peer Group maintained a greater degree of lending diversification than the Company (3.4% of assets versus 1.2% of assets for the Company). Consistent with the Company’s greater diversification into higher risk types of lending, as well as higher proportion of interest-earning assets maintained in loans, the Company maintained a higher risk-weighted assets-to-assets ratio than the Peer Group (74.06% versus 54.49% for the Peer Group).

Interest Rate Risk

[Table 3.5 is omitted. It has been filed as a paper filing.]

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Rome Bancorp’s interest rate risk characteristics were considered to be slightly more favorable than the Peer Group’s, as implied by the Company’s higher equity-to-assets and IEA/IBL ratios. The Company and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

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To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Rome Bancorp and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Rome Bancorp and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Rome Bancorp’s assets.

Credit Risk

Overall, the Company’s credit risk exposure generally appears to be slightly less than the Peer Group’s, based on their comparative ratios for non-performing assets and reserve coverage ratios. As shown in Table 3.6, the Company’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.33% of assets, which was slightly lower than the comparable Peer Group ratio of 0.42%. Rome Bancorp’s non-performing loans/loans ratio of 0.38% was also lower than the comparable Peer Group ratio of 0.58%. Rome Bancorp maintained a higher level of loss reserves as a percent of non-performing loans (226.2% versus 179.1% for the Peer Group), while the Peer Group maintained a higher level of reserves as percent of loans (1.01% versus 0.85% for the Company). Net loan charge-offs were higher for the Company, as net loan charge-offs posted by the Company and the Peer Group equaled 0.15% and 0.03% of their respective loan balances.

[Table 3.6 is omitted. It has been filed as a paper filing.]

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Rome Bancorp. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

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The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Rome Bancorp’s operations and financial conditions; (2) monitor Rome Bancorp’s operations and financial conditions relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Rome Bancorp’s value, or Rome Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also

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considered the market for thrift stocks, including the market for new issues, to assess the impact on value of Rome Bancorp coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:

•	Overall A/L Composition. Loans and investments funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets. The Company’s interest-earning asset composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Company’s asset composition provided for a higher risk weighted assets-to-assets ratio than maintained by the Peer Group. Rome Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Company maintained a slightly higher level of interest-earning assets and a slightly lower level of interest-bearing liabilities compared to the Peer Group, which provided for a slightly higher IEA/IBL ratio for the Company. For valuation purposes, RP Financial concluded that a slight upward adjustment was warranted for the Company’s overall asset/liability composition.

•	Credit Quality. In comparison to the Peer Group, the Company maintained slightly lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Loss reserves maintained as a percent of non-performing loans were higher for the Company, while the Peer Group maintained higher reserves as a percent of loans. Net loan charge-offs were slightly higher for the Company. As noted above, the Company maintained a higher risk weighted assets-to-assets ratio than the Peer Group, reflecting Rome Bancorp’s higher loans-to-assets ratio and greater degree of lending diversification into higher risk types of lending. Overall, in comparison to the Peer Group, the Company’s measures imply a lower degree of credit risk exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Company’s credit quality.

•

Balance Sheet Liquidity. The Company operated with a significantly lower level of cash and investment securities relative to the Peer Group (10.7% of assets versus 39.6% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly greater

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than the Peer Group’s, in light of the lower level of borrowings maintained by the Company. Overall, RP Financial concluded that no adjustment was warranted for the Company’s balance sheet liquidity.

•	Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with the Company maintaining a higher deposits-to-assets ratio than the Peer Group. Comparatively, the Peer Group’s funding compositions reflected slightly higher utilization of borrowings than the Company. In total, the Company maintained a slightly lower level of interest-bearing liabilities than the Peer Group and the Company’s funding composition provided for a lower cost of funds than indicated for the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company’s capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets. Overall, RP Financial concluded that a slight upward adjustment was warranted for Rome Bancorp’s funding composition.

•	Capital. The Company operates with a slightly higher pre-offering capital ratio than the Peer Group, 13.6% and 12.5% of assets, respectively. Accordingly, following the second-step conversion offering, the difference between the Company’s and the Peer Group’s equity-to-assets ratio will become more significant. Rome Bancorp’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s higher pro forma capital position will depress its return on equity. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Company’s pro forma capital position.

On balance, Rome Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s, as implied by the Company’s more favorable overall asset/liability composition, credit quality, funding composition and capital strength. Accordingly, a slight upward adjustment was determined to be appropriate for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

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•	Reported Earnings. The Company and the Peer Group reported comparable earnings on a ROAA basis (0.80% of average assets versus 0.79% for the Peer Group). Higher levels of net interest income, non-operating income and net gains represented earnings advantages for the Company. Lower levels of operating expenses and loss provisions represented earnings advantages for the Peer Group. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings on an ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the second-step offering (4.0% ESOP and 4.0% RRP). Overall, after factoring in the pro forma impact of the conversion, no valuation adjustment was applied for Rome Bancorp’s reported earnings.

•	Core Earnings. Both the Company’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a higher net interest margin, a higher level of non-interest operating income and a higher operating expense ratio. The Company’s higher net interest margin and higher level of operating expenses translated into a slightly lower expense coverage ratio (1.22x versus 1.30x for the Peer Group). Similarly, the Company’s efficiency ratio of 72.4% was less favorable than the Peer Group’s efficiency ratio of 64.8%, as the Company’s higher net interest margin and higher level of non-interest operating income were more than offset by its higher level of operating expenses. Loss provisions had a more significant impact on the Company’s earnings, while the Company’s effective tax rate was slightly above the Peer Group’s effective tax rate. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets, indicate that the Peer Group’s core earnings were more favorable than the Company’s and, therefore, a slight downward adjustment was warranted for the Company’s core earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a similar degree of volatility was associated with the Company’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were more favorable for the Company, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Company with more significant comparative advantages relative to the Peer Group’s balance sheet ratios. On balance, RP Financial concluded that the Company’s interest rate risk exposure on a pro forma basis was less than the Peer Group’s and a slight upward adjustment was warranted for valuation purposes.

•	Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.22% of average assets versus 0.02% for the Peer Group). Other credit risk

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factors were generally more favorable for the Company, although net loan charge-offs were more significant for the Company. Overall, RP Financial concluded that a slight upward valuation adjustment was warranted for the Company’s earnings credit risk exposure.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, opportunities to increase earnings through loan and deposit growth are considered to be less favorable in the Company’s primary market area, based on the demographic and economic limitations that are associated with the primary market area served by Rome Bancorp (shrinking and older population base with relatively lower per capita income). Lastly, the Company’s slightly higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Company’s earnings growth potential appears to be comparable to the Peer Group’s, and, thus, we concluded that no adjustment was warranted for this factor.

•	Return on Equity. As the result of the Company’s significantly higher pro forma capital position, the Company’s return on equity (“ROE”) will be below the comparable averages for the Peer Group and the industry. In view of the lower capital growth rate that will be imposed by Rome Bancorp’s lower ROE, we concluded that a moderate downward valuation adjustment was warranted for the Company’s pro forma ROE.

Overall, the upward adjustments applied for the Company’s interest rate risk and credit risk were considered to be offset by the downward adjustments applied for the Company’s core earnings and return on equity. Accordingly, on balance, we believe no valuation adjustment was warranted for this factor.

3.	Asset Growth

Rome Bancorp experienced a 2.1% decline in assets during the most recent twelve month period, versus a 7.0% asset growth rate posted by the Peer Group. Asset shrinkage by the Company was the result of a decline in cash and investments, which was largely offset by loan growth. The Peer Group’s asset growth was mostly realized through loan growth, which was supplemented with a slight increase in cash and investments. The Company will realize a significant increase in its pro forma capital position from the infusion of stock proceeds, which

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will provide Rome Bancorp with greater leverage capacity than currently maintained by the Peer Group. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in central New York, the Company faces significant competition for loans and deposits from other financial institutions, many of which are larger, provide a broader array of services and have significantly larger branch networks than maintained by the Company. Rome Bancorp’s primary market area for deposits and loans is Oneida County, where all four of the Company’s branches are located. Oneida County’s population declined during the first four years of this decade, with additional population shrinkage projected over the next five years. Population shrinkage reflects the lack of economic growth in the area caused by job losses in manufacturing and defense-related industries. Per capita and household income measures for Oneida County were lower than the comparable measures for the U.S. and New York, which is a characteristic of the primary rural nature of the market area that also has negative implications with respect to supporting growth opportunities.

In general the Peer Group companies operate in more populous and faster growing markets. On average, the Peer Group companies maintained a larger deposit market share than the Company, although the median deposit market share for the Peer Group companies was lower than the Company’s deposit market share. Comparative per capita income data implies that the Peer Group companies generally operate in more affluent markets than Oneida County. Summary demographic, economic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, September 2004 unemployment rates for the markets served by the Peer Group companies were, in general, comparable to or slightly higher than Oneida County’s unemployment rate for September 2004. On balance, we concluded that a moderate downward adjustment was appropriate for the Company’s market area.

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Table 4.1

Market Area Unemployment Rates

Rome Bancorp, Inc. and the Peer Group Companies (1)

	County	September 2004 Unemployment
Rome Bancorp, Inc. – NY	Oneida	4.1%

The Peer Group

Atlantic Liberty Financial – NY	Kings	7.6
Carver Bancorp, Inc. - NY	New York	6.6
Citizens South Banking. - NC	Gaston	5.3
Elmira Savings Bank - NY	Chemung	5.3
Jefferson Bancshares, Inc. – TN	Hamblen	4.6
Laurel Capital Group, Inc. - PA	Allegheny	4.4
Sound Federal Bancorp, Inc. – NY	Westchester	3.9
WVS Financial Corp. – PA	Allegheny	4.4
Wayne Savings Bancshares - OH	Wayne	4.6
Willow Grove Bancorp, Inc. - PA	Montgomery	3.3

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

Rome Bancorp has indicated its intention to pay dividends in an amount such that current minority shareholders of Rome Bancorp will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.28 per share and provide a yield of 2.80% based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.31% to 3.66%. The average dividend yield on the stocks of the Peer

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Group institutions was 2.25% as of December 3, 2004, representing an average payout ratio of 45.4% of core earnings. As of December 3, 2004, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.05% and an average payout ratio of 35.2% of core earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a comparable yield as maintained by the Peer Group. While the Company’s implied payout ratio of 115.2% of core pro forma core earnings at the midpoint is well above the Peer Group’s payout ratio, the Company’s ability to maintain a higher payout ratio is supported by its higher pro forma equity to-assets ratio equal to 27.7% at the midpoint compared to 12.4% for the Peer Group. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group companies trade on the NASDAQ system and Carver Bancorp trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $33.1 million to $193.6 million as of December 3, 2004, with average and median market values of $85.2 million and $53.1 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 986,000 to 12.6 million, with average and median shares outstanding of 5.1 million and 3.1 million, respectively. The Company’s pro forma market value will be comparable or slightly above the Peer Group’s average market value, while shares outstanding for the Company will be in the upper end of the Peer Group range. The Company’s stock will continue to be quoted on the NASDAQ National Market System following the conversion. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

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7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Rome Bancorp: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the acquisition market for thrift franchises in New York; and (4) the market for the public stock of Rome Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of

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February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The Dow Jones Industrial Average (“DJIA”) closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through

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mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. As an indication of the general trends in the nation’s stock markets over the past year, as of December 3, 2004 the DJIA closed at 10592.21, an increase of 7.4% from one year ago and an increase of 1.3% year-to-date. As of December 3, 2004 the NASDAQ closed at 2147.96, an increase of 10.8% from one year ago and an increase of 7.2% year-to-date. The Standard & Poors 500 Index closed at 1191.17 on December 3, 2004, an increase of 12.2% from a year ago and an increase of 7.1% year-to-date.

The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial’s agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

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Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual’s 2004 earnings guidance pulled the broader thrift sector lower.

Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks

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moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve’s indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues edged high in early-December supported by strength in the broader market. On December 3, 2004, the SNL Index for all publicly-traded thrifts closed at 1,586.4, an increase of 6.5% from one year ago and an increase of 7.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion and four mutual holding company offerings were completed during the past three months. The second-step conversion offering is considered to be more relevant for our analysis. In general, second-step conversions tend to be priced (and trade in the

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aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Roebling Financial’s second-step offering was closed at the top of the super range and its stock price declined 0.5% after one week of trading as a fully-converted company. Roebling Financial’s pro forma price/tangible book ratio at closing equaled 112.3% and pro forma core price/earnings ratio at closing equaled 32.6 times. There are no current pricing multiples for fully-converted companies that trade on NASDAQ or an Exchange, as Roebling Financial’s stock is traded on the OTC Bulletin Board.

[Table 4.2 is omitted. It has been filed as a paper filing.]

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Rome Bancorp’s stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were nine New York thrift acquisitions completed from the beginning of 2002 through year-to-date 2004, and there is currently one acquisition pending of a New York savings institution. The recent acquisition activity involving New York savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Rome Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Rome Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in Rome Bancorp’s Stock

Since Rome Bancorp’s minority stock currently trades under the symbol “ROME” on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. Rome Bancorp had a total of 4,227,086 shares issued and

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outstanding at September 30, 2004, of which 1,625,492 shares were held by public shareholders and traded as public securities. As of December 3, 2004, the Company’s closing stock price was $28.50 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

Rome Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of Rome Bancorp’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the Company. Rome Bancorp currently does not have any executive management positions that are vacant.

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Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Rome Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Upward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Rome

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Bancorp’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Rome Bancorp’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings—we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of ROME stock. Converting institutions generally do not have stock outstanding. Rome Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership.

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Since Rome Bancorp is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the December 3, 2004 stock price of $28.50 per share and the 4,227,086 shares of Rome Bancorp stock outstanding, the Company’s implied market value of $120.5 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Rome Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of December 3, 2004, the aggregate pro forma market value of Rome Bancorp’s conversion stock was $90,176,740 at the midpoint, equal to 9,017,674 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 61.55% ownership interest to the public, which provides for a $55.5 million public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings, incorporating the reinvestment of $2.043 million of MHC assets at an after-tax reinvestment rate of 1.32%, equaled $2.136 million for the twelve months ended September 30, 2004. In deriving Rome Bancorp’s estimated core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate the net gain on the

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sale of investment securities equal to $381,000 for the twelve month period. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 38.95%, the Company’s core earnings were determined to equal $1.903 million for the twelve months ended September 30, 2004. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount(1)
($000)
Net income	$2,136
Deduct: Net gain on sale of securities(1)	(233)

Core earnings estimate	$1,903

(1)	Adjustment was tax effected at 38.95%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $90.2 million midpoint value equaled 37.20 times and 41.16 times, respectively, which provided for premiums of 63.2% and 86.1% relative to the Peer Group’s average reported and core earnings multiples of 22.80 times and 22.12 times, respectively (see Table 4.3).

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. The Company’s pre-conversion book value was adjusted to include $2.043 million of equity held at the MHC level which will be consolidated with the Company’s capital as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $90.2 million midpoint valuation, Rome Bancorp’s pro forma P/B and P/TB ratios both equaled 103.84%. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 142.79% and 149.68%, the Company’s ratios reflected discounts of 27.3% and 30.6%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity and the resulting pricing ratios under the earnings and assets approaches.

RP Financial, LC.

Page 4.21

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. The Company’s pre-conversion assets were adjusted to include $2.043 million of assets held at the MHC level which will be consolidated with the Company’s assets as the result of the conversion. At the midpoint of the valuation range, Rome Bancorp’s value equaled 28.76% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 20.60%, which implies a premium of 66.4% has been applied to the Company’s pro forma P/A ratio.

Comparison to Recent Conversions

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). Roebling Financial’s offering was the only second-step conversion completed within the past three months. Roebling Financial’s closing P/TB ratio equaled 112.3% and the stock declined by 0.5% during the first week of trading. Rome Bancorp’s P/TB ratio of 103.8% at the midpoint value reflected an implied discount of 7.6% relative to Roebling Financial’s closing P/TB ratio and at the top of the super Rome Bancorp’s P/TB ratio of 115.6% reflects an implied premium of 2.9% relative to Roebling Financial’s closing P/TB ratio.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of December 3, 2004, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC’s ownership interest to the public shareholders was $90,176,740 at the midpoint. Based on this valuation and

RP Financial, LC.

Page 4.22

the approximate 61.55% ownership interest being sold in the public offering, the midpoint value of the Company’s stock offering is $55,500,000, equal to 5,550,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering value of $47,175,000 and a maximum offering value of $63,825,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 4,717,500 shares at the minimum and 6,382,500 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $73,398,750 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 7,339,875 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

[Table 4.13 is omitted. It has been filed as a paper filing.]

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Rome Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Rome Bancorp equal to 38.39% as of September 30, 2004. The exchange ratio to be received by the existing minority shareholders of Rome Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.8133 shares, 2.1333 shares, 2.4533 shares and 2.8213 shares of newly issued shares of Rome Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS CONVERSION VALUATION APPRAISAL REPORT ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]